MOOG INC. 2014 LONG TERM INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD TERMS AND CONDITIONS

THIS PERFORMANCE STOCK UNIT AWARD, effective as of the date of grant specified on the cover sheet (the “Grant Date”), is between MOOG INC. (“Moog” and, together with its Subsidiaries, the “Company”), and the named employee of the Company (the “Employee”), pursuant to the Moog Inc. 2014 Long Term Incentive Plan (the “Plan”).

WHEREAS, the Company wishes to provide the Employee with an incentive to continue in the service of the Company and to acquire a meaningful, significant and growing proprietary interest in Moog by providing them with the opportunity to own Common Stock of Moog; and

WHEREAS, the Employee is an officer of the Company;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in these Terms and Conditions and the attached cover sheet (together “the Agreement”), the Employee and the Company hereby agree as follows:

1.Grant of PSUs.

The Company hereby grants to the Employee an Award of Restricted Stock Units that will vest, subject to the terms and conditions of this Agreement, based upon the achievement of the Performance Goals (“PSUs”). This Award represents the right to receive shares of Class B Common Stock, subject to the fulfillment of the vesting and performance requirements and other terms and conditions set forth in this Agreement, the attached Appendices A and B, and the Plan, which is incorporated into and made a part of this Agreement by reference.

Unless otherwise defined in this Agreement, the terms used in this Agreement have the meanings given them in the Plan.

2.Earned and Vested Shares; Settlement.

(a)Right to Receive Shares. The number of PSUs granted under this Agreement (the “Target Number of PSUs”) represents a target number of Shares that may be earned, based upon satisfaction of the target performance goals as set forth in Appendix A (“Performance Goals”). The actual number of PSUs earned and vested may be greater or less than the Target Number of PSUs, or even zero, and will be determined based on the Company’s actual performance level achieved in accordance with Appendix A. Each earned and vested PSU represents the right to receive one share of Class B Common Stock (a “Share”) on the applicable settlement date. Unless and until the PSUs have vested, the Employee will have no right to payment of any such PSUs.

(b)Earning and Vesting. The PSUs granted under this Agreement will vest on the last day of the Performance Period designated for this Award, subject to achievement of the Performance Goals set forth in Appendix A and to the provisions of Sections 3 and 4 below. The “Performance Period” for this Award is the three-year period set forth in Appendix A that begins on the first day of the fiscal year in which the grant is made (“Beginning Date”) and ends on the last day of the fiscal year that is closest to September 30th of the third fiscal year following the Beginning Date (the “End Date”). The actual number of PSUs earned as of the End Date will be based upon the performance level achieved with respect to the Performance Goals and will be determined by multiplying the Target Number of PSUs by the Payout Percentage achieved in accordance with Appendix A. The Performance Goals are based upon the performance of the Company during the designated Performance Period. The PSUs granted under this Agreement will not be subject to Section 11 of the Plan.

(c)Employment Requirement; Forfeiture. Unless otherwise provided in Sections 3 and 4, (i) PSUs will not vest in the Employee unless the Employee has been continuously employed by the Company from the Grant Date through the End Date, and (ii) all PSUs that have not been earned as of the End Date, because the Performance Goals established in Appendix A have not been satisfied with respect to the Performance Period, will be forfeited on the close of business on the End Date.

(d)Settlement. Subject to Section 3, as soon as practicable, but no later than 90 days, following the End Date of the Performance Period, the Company will issue to the Employee (or to his or her beneficiary or estate, as the case may be) on the applicable settlement date, one whole Share for each earned PSU not previously forfeited or terminated. Issuance of the Shares will be subject to Sections 5 and 8 below.

3.Effect of Termination of Employment.

(a)Terminations Before End Date. If the Employee’s employment with the Company terminates before the End Date of the Performance Period, the following vesting and forfeiture provisions will apply:

(i)General Rule. Unless otherwise provided below, if the Employee’s employment with the Company terminates for any reason prior to the End Date, all of the Employee’s PSUs will be forfeited and the Employee will have no further rights to earn or vest in the PSUs granted under this Agreement.

(ii)Terminations on or After Age 65 or Age Plus Service of 90 and the First Anniversary of the Beginning Date. Notwithstanding the general rule in Section 3(a)(i), if

(1)the Employee’s employment with the Company terminates on or after the first anniversary of the Beginning Date,

(2)at the time of the Employee’s termination of employment, either (x) the Employee has attained age 65, or (y) the combined total of the Employee’s age and Years of Service (as defined below) equals at least 90 and the Employee has continuously served as an officer of the Company from the Grant Date through the date of termination, and

(3)the termination is for any reason (including retirement, Disability, resignation, or involuntary termination without Cause) other than on account of death or termination by the Company for Cause, the PSUs subject to this Award will not be forfeited, but will remain available to be earned, subject to actual achievement of the Performance Goals.

The earned and vested PSUs will be settled under the general provisions of Section 2 as soon as practicable, but no later than 90 days, following the End Date, based upon the actual performance level achieved during the Performance Period, where the actual number of PSUs earned as of the End Date will be determined by multiplying the Target Number of PSUs by the Payout Percentage determined in accordance with Appendix A.

For purposes of determining the Employee’s Years of Service under Section 3(a)(ii)(2)(y), “Year of Service” will have the meaning set forth in the SERP portion of the Moog Inc. Plan to Equalize Retirement Income and Supplemental Retirement Plan (the “DB SERP”), as in effect on the Grant Date, without regard to whether the Employee is actually a participant in the DB SERP.

(iii)Termination on Account of Death. Notwithstanding the general rule in Section 3(a)(i), if the Employee’s employment with the Company terminates before the End Date on account of death, to the extent the PSUs have not previously been forfeited or terminated, a prorated portion of the Target Number of PSUs granted to the Employee will immediately vest and be payable. The prorated portion of the PSUs vesting under this subsection will be determined based on the number of quarters the Employee performed services during the Performance Period (not including the quarter in which death occurs) as compared to the total number of quarters in the Performance Period. Settlements made on account of the Employee’s death will be made in accordance with Section 23 of the Plan as soon as practicable but no later than 90 days following the date of death.

(b)Other Terminations.

(i)Termination for Cause. If the Employee is terminated by the Company for Cause, whether before or after the End Date, all of the Employee’s PSUs, both vested and unvested, will be forfeited and the Employee will have no further rights to payment or settlement of PSUs under this Agreement or the Plan.

(ii)Termination On or After End Date. If the Employee’s employment terminates for any reason other than for Cause on or after the End Date but before some or all of the Employee’s PSUs have been settled, the termination will not affect settlement of those outstanding PSUs that have already been earned and vested.

4.Effect of Change in Control.

Upon the occurrence of a Change in Control, to the extent they have not previously been forfeited or terminated, all outstanding PSUs that have not previously vested will immediately vest, and payment at the maximum level of performance, as set forth in Appendix A, will be made in accordance with the provisions of Section 12(c) of the Plan. A Change in Control will constitute a Change in Control for purposes of this Agreement only if the Change in Control satisfies the requirements of a “change in control event” within the meaning of Code Section 409A, or, in the case of a liquidation or dissolution of the Company, such liquidation or dissolution complies with the procedures set forth in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A).

5.Tax Withholding.

As a condition of this Award, the Employee agrees to pay or make arrangements for the payment to the Company of the amount of any and all federal, state, local and foreign income and employment taxes that the Company determines it is required by law to withhold with respect to the PSUs. Payment will be due on the date the Company is required to withhold such taxes. Unless the Executive Compensation Committee determines otherwise in its sole discretion, or the Employee elects to make a cash payment to the Company in an amount sufficient to satisfy the withholding requirement, notwithstanding Section 8(c) the Company will satisfy the withholding requirement in accordance with Section 18 of the Plan by withholding from delivery to the Employee, Shares having a value equal to the amount of tax required to be withheld. The Company will provide procedures for Employees electing to make a cash payment to satisfy the withholding requirement.

6.Dividend Equivalents.

No dividend equivalents will be issued to the Employee with respect to the PSUs granted under this Award.

7.Rights as Shareholder.

Neither the Employee nor any transferee has any rights as a shareholder with respect to any Shares covered by or relating to this Award until the date the Employee or transferee becomes the holder of record of the Shares.

8.Additional Conditions to Issuance of Stock.

(a)Compliance with Laws and Regulations. The Company is not obligated to issue or deliver any certificates evidencing shares of Company Stock under this Award unless and until the Company is advised by its counsel that the issuance and delivery of the certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of the securities exchange or automated quotation system on which shares of Company Stock are listed.

(b)Right of First Refusal. The Employee acknowledges and agrees that the Shares issued with respect to the PSUs are subject to repurchase under a right of first refusal in favor of the Company or any assignee of the Company, as set forth in the Company’s Right of First Refusal Policy, as it may be amended from time to time (the “First Refusal Policy”). The repurchase of Shares under the First Refusal Policy may be effected by the payment to the Employee, or to the Employee’s beneficiary or estate, as the case may be, of the value of the Shares as determined under the First Refusal Policy, a copy of which has been provided to the Employee.

(c)Holding Period for Shares. The Employee acknowledges and agrees that the Shares issued with respect to the PSUs are subject to a holding period requirement whereby the Employee (or the Employee’s beneficiary or estate, as the case may be) may not sell or otherwise dispose of the Shares until 12 months following the date of issuance of the Shares.

(d)Restrictions on Transferability. Any stock certificates evidencing the Shares issued with respect to the PSUs may include one or more legends that set forth such restrictions on transferability as may apply to the Shares under this Section and the Plan. Alternatively, such restrictions may be enforced through such other methods as may be determined by the Company in its sole discretion, including by restrictions on electronic transfers from accounts.

9.Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to PSUs awarded under the Plan or any future awards under the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

10.Agreement Severable.

If any provision in this Agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

11.Governing Law.

Except to the extent preempted by an applicable federal law, the Plan and this Agreement will be construed and administered in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws thereunder.

12.Non-Transferability of PSU.

This Award may not be transferred in any manner other than by will or by the laws of descent or distribution. Any purported transfer in violation of the preceding sentence will be void and of no effect.

13.Binding Effect.

This Agreement is binding upon, and inures to the benefit of, the respective successors, assigns, heirs, executors, administrators and guardians of the parties covered by the Agreement.

14.Tax Consequences.

The Employee acknowledges that this Award will have tax consequences to the Employee and that any and all such tax consequences are the sole responsibility of the Employee. The Employee should consult a tax adviser before accepting this Award or disposing of any Shares.

15.Risks.

The Employee is advised that the value of the PSUs and the Shares acquired under the PSUs will fluctuate as the trading price of the Shares fluctuates. The Employee exclusively accepts all risks associated with a decline in the market price of the Shares and all other risks associated with the holding of Shares. No amount will be paid to, or in respect of, the Employee to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, the Employee for such purpose.

16.Effect of Agreement.

The Employee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with its terms and provisions (and has had an opportunity to obtain advice regarding this Award), and accepts this Award and agrees to be bound by its contractual terms as set forth in this Agreement and in the Plan. The Employee agrees to accept as binding, conclusive and final all decisions and interpretations of the Executive Compensation Committee regarding any questions relating to this Award. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time in accordance with its terms. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan will prevail. Modifications to this Agreement may be made only in a written agreement executed by a duly authorized officer of the Company. The Employee agrees at all times to abide by, and acknowledges that this Award is subject to, all applicable policies of the Company, including the Company’s insider trading policies and any recoupment or clawback policy, as may exist from time to time.

17.No Right to Employment.

Nothing in this Agreement or the Plan confers upon the Employee any right to continued employment with the Company for any period of time, nor does it interfere in any way with the Employee’s right or the Company’s right to terminate the employment relationship at any time, for any reason, with or without cause.

18.Section 409A.

All PSUs granted under this Agreement are intended to comply with or to be exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”) and will be construed accordingly. However, the Company will not be liable to the Employee or any beneficiary with respect to any adverse tax consequences arising under Section 409A or other provision of the Code. All terms of this Agreement that are undefined or ambiguous must be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A.

19.Data Privacy.

It is a condition of participation in the Plan and acceptance of this Award that the Employee acknowledges and explicitly consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Company holds certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any awards granted, cancelled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Employee’s Award under the Plan and this Agreement (“Personal Data”). The Employee understands that the Company will transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Employee’s PSUs.

These recipients may be located in the United State or elsewhere. The Employee authorizes them to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s PSUs. The Employee may, at any time, review Personal Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Employee’s ability to participate in the Plan and receive Shares upon vesting in the PSUs.

20.Appendix B: Non-U.S. Employees.

Notwithstanding any other provision in this Agreement, with respect to any Employee residing in or relocating to a country other than the United States, the PSU Award under this Agreement will be subject to such other special terms and conditions set forth for that country in the attached Appendix B as the Company determines necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

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APPENDIX A

PSU GRANT: PERFORMANCE GOALS AND PAYOUT PERCENTAGE

Earned PSUs:	The actual number of PSUs earned and payable will be based on achievement of performance goals and may range from 0% to 200% of the target number of PSUs awarded under this Agreement.
Vesting:	PSUs awarded under this Agreement will vest on the last day of the Performance Period specified below, subject to achievement of the Performance Goals set forth in this Appendix A.
Performance Period:	The 3-year fiscal period beginning on [___________] and ending on [___________].
Manner of Payment:	Shares of Class B Common Stock.

The number of PSUs earned and vested for this Performance Period will be determined according to business performance in the following two areas – sales growth and operating margin. The measurement of these will be based on the cumulative sales and adjusted operating margins across the Performance Period.

For the purpose of this grant, on-target performance is defined as Moog achieving [$___ ] of sales during the Performance Period and [ ___ %] adjusted operating margin, measured as an average of the adjusted operating margin for each fiscal year during the Performance Period. [For illustrative purposes only, if the adjusted operating margin is [ ___ %] for fiscal year 1, [ ___ %] for fiscal year 2, and [ ___ %] for fiscal year 3, the cumulative adjusted operating margin would be [ ___ %]] In the event that the sales and adjusted operating margin targets are both met, 100% of the Target Number of PSUs awarded under this grant will be earned and vested. The number of PSUs that are earned and vested depends on actual performance over the Performance Period, with each performance target carrying equal weighting, as set forth below, and will be determined under the following formula:

Earned and Vested PSUs = Payout Percentage x Target Number of PSUs.

The Payout Percentage is based on the achievement of the Performance Goals set forth for each performance target in the table below. Each performance target is measured independently and payment of a certain percentage of PSUs is not necessarily dependent on meeting both targets. The maximum percentage of PSUs that may be earned for achieving the maximum performance level for a single performance target is 100%, and the maximum number of PSUs that may be earned for achieving the maximum performance level for both performance targets is 200%.

Moog 2014 LTIP – PSU AwardA-1

Achievement between each performance level will be interpolated on a straight-line basis rounded to the nearest whole percentage; provided that if the actual performance level achieved for a performance target does not meet the Minimum Level, then the Payout Percentage for that performance target will be 0%.

The Target Number of PSUs may be prorated under certain circumstances in accordance with Section 3 of the Award Agreement.

Performance Level	Cumulative Sales Performance Goals	Payout Percentage (% of Target Number of PSUs Earned and Vested)	Cumulative Adjusted Operating Margin Performance Goals	Payout Percentage (% of Target Number of PSUs Earned and Vested)
Minimum	[$ ___ ]	25%	[ ___ %]	25%
Target	[$ ___ ]	50%	[ ___ %]	50%
Maximum	[$ ___ ]	100%	[ ___ %]	100%

Moog 2014 LTIP – PSU AwardA-2

APPENDIX B

ADDITIONAL TERMS AND CONDITIONS OF THE
MOOG INC. PERFORMANCE STOCK UNIT AWARD AGREEMENT
NON-U.S. EMPLOYEES

Terms and Conditions

This Appendix B includes special terms and conditions applicable to the Employee if the Employee resides in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement.

Canada

Termination of Employment. For purposes of Section 3, the date of the Employee’s termination of employment will be the date of termination specified in the written termination notification from the Company. Neither any period of notice nor any payment in lieu thereof upon termination of employment will be considered as extending the period of employment for the purposes of this Plan.

Germany

Termination of Employment. For purposes of this Agreement, the date of termination of employment will be:

-if the employment relationship is terminated by notice (Kündigung) of either party, the date when notice of termination is given, irrespective of the duration of any applicable notice period, and, if the Employee is a managing director, alternatively the date when notice of termination of the office as managing director (revocation or resignation) is given, whichever is earlier;

-if the employment relationship or the office as managing director is terminated by mutual agreement, the date when the termination agreement is concluded;

-in all other cases, the date when the employment relationship comes to its legal end.

Termination for Cause. Without limiting the general definition of “Cause” pursuant to Section 2 (d) of the Plan, a termination by the Company pursuant to Section 626 of the German Civil Code (Bürgerliches Gesetzbuch) and a termination for misconduct (verhaltensbedingte Kündigung) pursuant to Section 1 of the German Protection from Unfair Dismissal Act (Kündigungsschutzgesetz) are deemed to be terminations for Cause.
Moog 2014 LTIP – PSU AwardB-1

Taxes. In the event of a conflict between the requirements of German tax law regarding wage tax and the provisions of this Agreement, the requirements of German tax law shall prevail.

No Right to Future Participation. Participation in the Plan and acceptance of this Award does not confer upon the Employee any right to participate in the Plan at any time in the future either at all or on any particular basis.

United Kingdom

No Right to Future Participation. Participation in the Plan and acceptance of this Award does not (a) confer upon the Employee any right to participate in the Plan at any time in the future either at all or on any particular basis; or (b) afford to the Employee any additional right to compensation on the termination of his or her employment which would not have existed had the Plan not existed. Accordingly, the Employee will waive any rights to compensation or damages in consequence of the termination of his or her employment with the Company for any reason whatsoever insofar as these rights arise or may arise from him or her ceasing to have rights under or be entitled to any Award under the Plan as a result of such termination or from the loss or diminution in value of such rights and/or entitlements, notwithstanding any provision to the contrary in his or her contract of employment.

Moog 2014 LTIP – PSU AwardB-2